UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 20, 2005

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000 – 30733	41-1978822
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)

10700 Bren Road West
Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

(952) 930-6000
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 20, 2005, American Medical Systems Holdings, Inc. (“Holdings”), and American Medical Systems, Inc., a wholly owned subsidiary of Holdings (“AMS”), entered into a credit agreement (the “Credit Agreement”) with KeyBank National Association, as administrative agent, swing line lender, and letter of credit issuer (the “Administrative Agent”), Harris Trust and Savings Bank, as syndication agent, U.S. Bank National Association, as documentation agent, and certain lenders from time to time party thereto (the “Lenders”). Only AMS may borrow under the Credit Agreement. The Credit Agreement required that AMS Research Corporation, AMS Sales Corporation, American Medical Systems Gynecology Inc., and TherMatrx, Inc., each a wholly-owned domestic subsidiary of AMS, execute and deliver a Guaranty of Payment, the form of which is attached as Exhibit C-1 to the Credit Agreement. In addition, the Credit Agreement required Holdings to execute and deliver a separate Guaranty of Payment, the form of which is attached as Exhibit C-2 to the Credit Agreement.

The Credit Agreement provides for a $150 million senior unsecured five-year revolving credit facility, with a $20 million sublimit for the issuance of standby and commercial letters of credit, and a $10 million sublimit for swing line loans. At the election of AMS, the aggregate maximum principal amount available under the Credit Agreement may be increased by an amount up to $60 million in the aggregate. Funds are available under the credit facility for working capital and other lawful purposes, including permitted acquisitions. As of January 20, 2005, there were no borrowings outstanding under the Credit Agreement. Loans under the Credit Agreement are available to AMS only in U.S. Dollars.

In addition to certain initial fees payable to the Administrative Agent and the Lenders, AMS is obligated to pay a facility fee based on the total revolving commitments, which is payable quarterly in arrears to the Administrative Agent for the ratable benefit of each Lender. At the option of AMS, any loan under the Credit Agreement (other than swing line loans) bears interest at a variable rate based on LIBOR or an alternative variable rate based on either KeyBank’s prime rate (the “Prime Rate”) or the federal funds effective rate (the “Federal Funds Rate”), in each case plus a basis point spread determined by reference to AMS’ leverage ratio, as defined in the Credit Agreement. Swing line loans bear interest at a rate determined by the swing line lender. Interest is payable (a) monthly in arrears for loans based on the Prime Rate or the Federal Funds Rate and (b) on the last day of the respective interest period for loans based on LIBOR.

The Credit Agreement contains standard affirmative and negative covenants regarding Holdings, AMS, and in some cases, the subsidiaries of AMS including two financial covenants related to Holdings which require that it maintain a leverage ratio of not greater than 2.75 to 1.00 and an interest coverage ratio of not less than 3.00 to 1.00. The covenants also restrict: (a) the making of investments, the payment of dividends and other payments with respect to capital, the disposition of material assets other than in the ordinary course of business and mergers and acquisitions if such actions would cause Holdings leverage ratio to be less than 2.50 to 1.00, (b) transactions with affiliates unless such transactions are completed in the ordinary course of business and upon fair and reasonable terms, (c) the incurrence of liens and (d) substantial changes in the nature of the companies’ business. The Credit Agreement also contains customary events of default, including, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and involuntary proceedings, monetary judgment defaults in excess of specified amounts, cross-defaults to certain other agreements, change of control, and ERISA defaults.

The description of the Credit Agreement set forth above is qualified by the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated herein by this reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of January 20, 2005, among American Medical Systems Holdings, Inc., American Medical Systems, Inc., KeyBank National Association, as Administrative Agent, Swing Line Lender, and L/C Issuer, and the lenders from time to time party thereto

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

Dated: January 20, 2005	By	/s/ Carmen L. Diersen
Carmen L. Diersen
Executive Vice President and Chief Financial Officer

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

FORM 8-K

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Credit Agreement, dated as of January 20, 2005